Exhibit 10.5

Execution Copy

AMENDMENT NO. 1 TO COLLABORATION,
DISTRIBUTION AND LICENSE AGREEMENT

This Amendment No. 1 to Collaboration, Distribution and License Agreement (“Amendment No. 1”) is made and effective as of July 15, 2004 by and between Millennium Pharmaceuticals, Inc., a Delaware corporation, with offices at 40 Landsdowne Street, Cambridge, Massachusetts 02139-4815, U.S.A. (“Millennium”) and Ortho Biotech Products, L.P., a New Jersey limited partnership, with offices at Route 22 East, Bridgewater, New Jersey 08807-0914, U.S.A. (“OBI”).

INTRODUCTION

A.            The Parties entered into that certain Collaboration, Distribution and License Agreement effective as of June 30, 2003 (the “Agreement”);

B.            On and subject to the terms and conditions set forth in this Amendment No. 1 and the Agreement (as amended), Millennium and OBI therefore desire to amend the Agreement on the terms and conditions set forth below.

NOW, THEREFORE, for and in consideration of the mutual convenants contained herein, Millennium and OBI hereby agree as follows:

1.             Definitions and Cross References.  Unless otherwise specified herein, each capitalized term shall have the meaning assigned to it in the Agreement and each reference to a Section or Article shall refer to the corresponding Section or Article in the Agreement.

2.             New Sections 1.98 and 1.99.  Section 1.98 shall be renumbered as Section 1.100.  The following new Sections 1.98 and 1.99 shall be inserted immediately following Section 1.97:

                “Section 1.98  “Millennium Marker Know-How” shall mean any Millennium Know-How pertaining to (a) markers that (i) relate to the safety or efficacy of any drug (including combinations of drugs) and (ii) are derived from, developed or first discovered by Millennium or on behalf of Millennium by an academic collaborator, in each case, using patient clinical samples obtained under the Development Plan, or any Millennium Know-How related to such patient clinical samples or their use, or any OBI Know-How related to such patient clinical samples or their use, or (b) any use of such markers.

Section 1.99  “OBI Marker Know-How” shall mean any OBI Know-How pertaining to (a) markers that (i) relate to the safety or efficacy of any drug (including combinations of drugs) and (ii) are derived from, developed or first discovered by OBI or on behalf of OBI by an academic collaborator, in each case, using patient clinical samples obtained under the Development Plan, or any Millennium Know-How related to such clinical samples or their use, or any OBI Know-How related to such clinical samples or their use, or (b) any use of such markers.”

3.             Section 3.1(a).  Section 3.1(a) shall be amended by deleting it in its entirety and replacing it with the following:

“3.1(a)    Development License.  Millennium hereby grants to OBI (i) a co-exclusive (with Millennium) right and license, with right to grant sublicenses, under Millennium Intellectual Property, to Develop the Product in the Field in the License Territory,  (ii) a non-exclusive right and license, with the right to grant sublicenses, under Millennium Intellectual Property, to Develop the Product in the Field in the U.S, and (iii) a non-exclusive, fully paid-up right and license, with the right to grant sublicenses under Millennium Marker Know-How and Millennium Patent Rights pertaining thereto, to use and exploit Millennium Marker Know-How for any purpose.”

4.             Sections 3.1(d) and 3.1(e).  Sections 3.1(d) and 3.1(e) are amended by inserting “(i), (ii)” immediately following “3.1(a)” each time such term is used in Section 3.1(d) and 3.1(e) respectively.

5.             New Section 3.2(d).  The following new Section 3.2(d) shall be inserted immediately following Section 3.2(c):

“(d)         OBI Marker Know-How and Related OBI Patent Rights.  OBI hereby grants to Millennium, a non-exclusive, fully paid-up right and license, with the right to grant sublicenses under OBI Marker Know-How and OBI Patent Rights pertaining thereto, to use and exploit OBI Marker Know-How for any purpose.”

6.             New Section 4.2(f).  The following new Section 4.2(f) shall be inserted immediately following Section 4.2(e):

“(f)          With respect to each clinical study under the Development Plan where a Party is responsible for assuming the operational lead for the Development activities of such study in a particular country or countries (as set forth in Part I of Exhibit D or as otherwise agreed by the GPT and approved by the JSC), as appropriate, that Party may request the other Party to transfer certain of its obligations under an IND that such other Party owns in the applicable countries for the purpose of assisting the lead operational Party in performing such responsibilities.  Subject to the agreement of the Party owning the applicable IND (the “Transferring Party”), the operational lead Party (“Delegated Sponsor”) will be responsible for the obligations transferred to it (each, a “Delegated Responsibility” or collectively, “Delegated Responsibilities”), if any, by the Transferring Party in the Delegated Sponsor’s role as the designated contract research organization and as described in a document titled “The Transfer of Obligations of Client Under 21 CFR Subpart D,” or its equivalent foreign counterpart, which in each case the Parties shall execute and will be appended to this Agreement as Exhibit L.   Any such transfer of such obligations in the United States will be construed as a transfer of those obligations described therein in accordance with 21 CFR§312.52.  With respect to any obligation of sponsors under 21 CFR Subpart D or its foreign equivalent that is not expressly transferred to the Delegated Sponsor in accordance with this Section 4.2(f), the Transferring Party shall retain responsibility for such non-transferred obligation(s) in the applicable country or countries in accordance with its responsibility as a sponsor under the applicable IND and the terms of this Agreement.  Furthermore, with respect to each clinical study for which the Parties intend to designate a Delegated Sponsor, as a condition precedent to the transfer of any Delegated Responsibility to such Delegated Sponsor, the Delegated Sponsor agrees to the following:

(i)            it will only use informed consents, investigator brochures and clinical trial agreements that are substantially in the form of the Delegated Sponsored templates of such documents which have been furnished to the Transferring Party and approved in advance in writing by the Transferring Party;

(ii)           it will not subcontract the performance of any of the Delegated Responsibilities to a Third Party without the Transferring Party’s prior written consent, such consent to be given upon prompt consideration and not unreasonably withheld;

(iii)          it will perform the Delegated Responsibilities in accordance with the terms and conditions of this Agreement, including, without limitation, in compliance with applicable Law, Good Clinical Practice and Good Laboratory Practice; and

(iv)          it will permit the Transferring Party and its representatives and representatives of regulatory agencies, during normal business hours, to review the Delegated Sponsor’s standard operating procedures and records pertaining to the Delegated Responsibilities and to inspect the facilities used to perform those responsibilities.”

7.             Section 4.4(a).  Section 4.4(a) shall be amended by inserting the following sentences immediately following the second sentence thereto:

“The Transferring Party under Section 4.2(f) with respect to any IND it owns shall be solely responsible for all contacts and communications with the Regulatory Authorities with respect to such IND, provided, however, that the Transferring Party shall afford the Delegated Sponsor under Section 4.2(f) active participation in contacts and communications with such Regulatory Authorities.  In addition, the Delegated Sponsor under such IND, shall notify the Transferring Party  immediately, and in no event later than one (1) day, after it receives any contact or communication from any Regulatory Authority relating in any way to the Delegated Responsibilities or such IND and will provide the Transferring Party with copies of such communications within one (1) day of receipt of such communication by the Delegated Sponsor.”

8.             New Section 4.7.  The following new Section 4.7 Research Studies shall be inserted immediately following Section 4.6:

“Section 4.7  Research Studies.  To the extent that the Development Plan includes any research study involving the use of clinical samples or clinical data that, in each case, are obtained, generated or developed thereunder, the Parties agree that each Party will disclose and transfer to the other Party any raw data it obtains or generates in performing those research studies (to the extent that it Controls such data) along with a final report containing key conclusions from that study.”

9.             Section 11.11(c)(iii).   Section 11.11(c)(iii) shall be amended by restating the entire subsection (iii) as follows:

“Any Losses involving a Third Party products liability claim or Action (other than such Losses entitled to indemnification under subsection (c)(i) or (c)(ii)) shall (a) be borne by Millennium to the extent such Losses were incurred (x) with respect to the Development of the Product conducted by Millennium, except to the extent of any claims related to manufacturing or design defects of OBI, or any Product Manufactured by Millennium or (y) with respect to the Commercialization of the Product in the U.S. and (b) be borne by OBI to the extent such Losses were incurred (x) with respect to the Development of the Product conducted by OBI, except to the extent of any claims related to manufacturing or design defects of Millennium, or any Product Manufactured by OBI or (y) with respect to the Commercialization of the Product in the License Territory.”

10.           Exhibit L.  The Agreement is amended by adding a new Exhibit L to be attached to the Agreement in accordance with Section 4.2(f).

11.           Prior to the effective date of this Amendment No. 1, Millennium expressly delegated to OBI pursuant to a letter agreement, certain of its sponsor obligations under its clinical trial application filed in the United Kingdom with respect to Protocol 26866138-MMY-3001; Phase 3b, entitled, “An International Single-Arm Protocol to Provide Expanded Access to VELCADE® for Patients With Multiple Myeloma Who Have Received at Least Two Previous Lines of Therapy and are Refractory to or Have Relapsed After Their Last Therapy for Multiple Myeloma” to be conducted by OBI in the License Territory.  The Parties agree that with respect this clinical study and any other clinical study pursuant to which Millennium expressly delegated certain of its sponsor responsibilities to OBI prior to the effective date of this Amendment No. 1, the terms set forth in this Amendment No. 1 under Sections 2 through 9 shall apply as of the date such responsibilities were so delegated to OBI.  The Parties will use Diligent Efforts to execute any necessary documents to bring the delegation of such responsibilities for such clinical studies into compliance with the terms of this Section 11.

12.           Millennium shall provide to OBI, for use under the Development Plan, data Controlled by Millennium related to pharmacogenomic studies which were generated prior to the Effective Date under the 025 VELCADE clinical trial.  Any OBI Know-How generated through use of such data shall be deemed “OBI Marker Know-How”.  Any Millennium Know-How pertaining to markers that (i) relate to the safety or efficacy of any drug (including combinations of drugs) and (ii) are derived from, developed or first discovered by Millennium or on behalf of Millennium by an academic collaborator, in each case, in connection with a research study that commenced in accordance with the Development Plan after the effective date of this Amendment No. 1 and involves the use of patient samples obtained under the 025 VELCADE clinical trial, shall be deemed “Millennium Marker Know-How”.

13.           Miscellaneous.

13.1         Continuing Effect.  This Amendment No. 1 shall be effective for all purposes as of the date first written above.  Except as otherwise expressly modified by this Amendment No. 1, the Agreement shall remain in full force and effect in accordance with its terms.

13.2         Counterparts.  This Amendment No. 1 may be executed in counterparts, each of which shall be deemed to be an original and together shall be deemed to be one and the same instrument.

IN WITNESS WHEREOF, Millennium and OBI have caused this Amendment No. 1 to be duly executed by their authorized representatives under seal, in duplicate on the dates written herein below.

MILLENNIUM PHARMACEUTICALS, INC.

By:	/s/ Kenneth M. Bate
Title: CFO
Date: July 16, 2004

ORTHO BIOTECH PRODUCTS, L.P.

By: Ortho Biotech Inc., its managing general partner

By:	/s/ Joaquin Duato
Title: President
Date: August 13, 2004